Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

Registration Statement

Under the Securities Act of 1933

(Form Type)

BAYTEX ENERGY CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (8)	Amount Registered (7)	Proposed Maximum Offering Price Per Unit (8)	Maximum Aggregate Offering Price (8)	Fee Rate	Amount of Registration Fee
Equity	Common shares, no nominal or par value, to be issued pursuant to the Penn Virginia Corporation 2019 Management Incentive Plan (the “Ranger Plan”)	Rule 457(c) and Rule 457(h)	8,674,114(1)	$3.03	$26,282,565.42	$110.20 per $1,000,000	$2,896.34
Equity	Common shares, no nominal or par value, to be issued pursuant to a restricted stock unit inducement award	Rule 457(c) and Rule 457(h)	92,977(2)	$3.03	$281,720.31	$110.20 per $1,000,000	$31.05
Equity	Common shares, no nominal or par value, to be issued pursuant to a performance based restricted stock unit inducement award	Rule 457(c) and Rule 457(h)	557,860(3)	$3.03	$1,690,315.80	$110.20 per $1,000,000	$186.27
Equity	Common shares, no nominal or par value, to be issued pursuant to a restricted stock unit inducement award	Rule 457(c) and Rule 457(h)	220,916(4)	$3.03	$669,375.48	$110.20 per $1,000,000	$73.77
Equity	Common shares, no nominal or par value, to be issued pursuant to a performance based restricted stock unit inducement award	Rule 457(c) and Rule 457(h)	1,325,493(5)	$3.03	$4,016,243.79	$110.20 per $1,000,000	$442.59
Equity	Common shares, no nominal or par value, to be issued pursuant to the Baytex Energy Corp. Share Award Incentive Plan (the “Baytex Plan”)	Rule 457(c) and Rule 457(h)	20,000,000(6)	$3.03	$60,600,000	$110.20 per $1,000,000	$6,678.12

Total Offering Amounts							$10,308.13

Total Fee Offsets							--

Net Fee Due							$10,308.13

(1)	Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 27, 2023, by and between Baytex Energy Corp. (the “Registrant”) and Ranger Oil Corporation (“Ranger”), upon the closing of the transaction contemplated by the Merger Agreement on June 20, 2023 (the “Merger”), the Registrant assumed the Ranger Plan and the outstanding restricted stock units and performance based restricted stock units under the Ranger Plan, and all such restricted stock units and performance based restricted stock units were automatically converted into restricted stock units (assuming achievement of maximum performance for the performance based restricted stock units), in respect of common shares of the Registrant, without nominal or par value (“Common Shares”), subject to appropriate adjustments to the number of shares of each award, resulting in restricted stock units with respect to Common Shares being assumed under the Ranger Plan. For the avoidance of doubt, the Form S-8 registration statement to which this Exhibit 107 is attached (the “Registration Statement”) registers the 8,674,114 Common Shares subject to outstanding restricted stock units under the Ranger Plan.

(2)	Pursuant to the Merger Agreement, upon the closing of the Merger, with respect to 8,067 shares of common stock of Ranger, par value $0.01 per share (“Ranger Common Stock”), underlying restricted stock units granted by Ranger as an inducement award to Julia Gwaltney on January 11, 2021, the Registrant assumed such inducement award and the outstanding restricted stock units were automatically converted into restricted stock units in respect of Common Shares, subject to appropriate adjustments to the number of shares of the award, resulting in a restricted stock unit award with respect to 92,977 Common Shares being assumed by the Registrant.

(3)	Pursuant to the Merger Agreement, upon the closing of the Merger, with respect to 48,400 shares of Ranger Common Stock underlying performance based restricted stock units originally granted by Ranger as an inducement award to Julia Gwaltney on January 11, 2021, the Registrant assumed such inducement award and the outstanding performance based restricted stock units were automatically converted into restricted stock units (assuming achievement of maximum performance) in respect of Common Shares, subject to appropriate adjustments to the number of shares of the award, resulting in a restricted stock unit award with respect to 557,860 Common Shares being assumed by the Registrant.

(4)	Pursuant to the Merger Agreement, upon the closing of the Merger, with respect to 19,167 shares of Ranger Common Stock underlying restricted stock units granted by Ranger as an inducement award to Darrin Henke on August 26, 2020, the Registrant assumed such inducement award and the outstanding restricted stock units were automatically converted into restricted stock units in respect of Common Shares, subject to appropriate adjustments to the number of shares of the award, resulting in a restricted stock unit award with respect to 220,916 Common Shares being assumed by the Registrant.

(5)	Pursuant to the Merger Agreement, upon the closing of the Merger, with respect to 115,000 shares of Ranger Common Stock underlying performance based restricted stock units originally granted by Ranger as an inducement award to Darrin Henke on September 11, 2020, the Registrant assumed such inducement award and the outstanding performance based restricted stock units were automatically converted into restricted stock units (assuming achievement of maximum performance) in respect of Common Shares, subject to appropriate adjustments to the number of shares of the award, resulting in a restricted stock unit award with respect to 1,325,493 Common Shares being assumed by the Registrant.

(6)	This Registration Statement registers 20,000,000 Common Shares that may be delivered with respect to awards under the Baytex Plan.

(7)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional Common Shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the plans.

(8)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the Common Shares covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a Common Share as reported on the New York Stock Exchange on June 26, 2023 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $3.03.